Exhibit 23


[LOGO] KPMG


The Board of Directors
North Bancshares, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-82356) on Form S-8 of North Bancshares, Inc. of our report dated February 23, 2001, relating to the consolidated statements of financial condition of North Bancshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-KSB of North Bancshares, Inc.


                                              /s/ KPMG LLP



Chicago, Illinois
March 15, 2001